As filed with the Securities and Exchange Commission on June 9, 2021

Registration Nos. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENT-A-CENTER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-0491516
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5501 Headquarters Drive
Plano, Texas 75024
(Address, including zip code, of principal executive offices)

Rent-A-Center, Inc. 2021 Long-Term Incentive Plan
(Full Title of the Plan)

Bryan Pechersky
Executive Vice President – General Counsel and Corporate Secretary
5501 Headquarters Drive
Plano, Texas 75024
(972) 801-1100
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alison S. Ressler
Sullivan & Cromwell LLP
1888 Century Park East

Los Angeles, California 90067-1725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	5,000,000	$60.16	$300,800,000.00	$32,817.28

(1) Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required under the Rent-A-Center, Inc. 2021 Long-Term Incentive Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock, par value $0.01 per share, on June 3, 2021, as reported on The Nasdaq Global Select Market.

EXPLANATORY NOTE

This registration statement on Form S-8 (“Registration Statement”) is being filed to register an aggregate of 5,000,000 shares of the common stock, par value $0.01 per share of Rent-A-Center, Inc. (the “Company”) that may be issued and sold under the Company’s 2021 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the plans covered by this Registration Statement, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

The following documents filed with the Securities and Exchange Commission are incorporated into this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021;

3.	The Company’s Current Reports on Form 8-K filed with the SEC on February 1, 2021, February 5, 2021, February 17, 2021, February 24, 2021, February 25, 2021, May 6, 2021 and June 9, 2021 (except any information furnished in the foregoing reports under Items 2.02 and 7.01 of Form 8-K); and

4.	The description of the Registrant’s common stock, par value $0.01, contained as Exhibit 4.3 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Certificate of Incorporation, as Amended

The Registrant’s certificate of incorporation, as amended, provides that its directors shall not be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders; (ii) for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Registrant’s directors, in addition to the limitation on personal liability provided in the certificate of incorporation, will be limited to the fullest extent permitted by the DGCL. Further, if such provision of the certificate of incorporation is repealed or modified by the Registrant’s stockholders, such repeal or modification will be prospective only, and will not adversely affect any limitation on the personal liability of directors arising from an act or omission occurring prior to the time of such repeal or modification.

Amended and Restated Bylaws

The Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers upon request and approval to the fullest extent authorized by the DGCL or any other applicable law. Such indemnity may be against reasonable expenses, including attorneys’ fees, and other items incident to any suit or proceeding (as prescribed in the bylaws) with respect to which the director or officer is a witness or a party. In addition, upon request and approval, an officer or director shall be advanced expenses (as prescribed in the bylaws) within ten days after requesting them to the fullest extent permitted by Section 145(e) of the DGCL.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, the Registrant maintains a directors’ and officers’ liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of Rent-A-Center, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated as of December 31, 2002).

4.2	Certificate of Amendment to the Certificate of Incorporation of Rent-A-Center, Inc., dated May 19, 2004 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.3	Certificate of Amendment to the Certificate of Incorporation of Rent-A-Center, Inc., dated June 9, 2021 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated as of June 9, 2021).

4.4	Amended and Restated Bylaws of Rent-A-Center, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated as of December 1, 2020).

4.5	Form of Certificate evidencing Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated as of February 17, 2021).

4.6	Rent-A-Center, Inc. 2021 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated as of June 9, 2021).

5.1*	Opinion of Sullivan & Cromwell LLP.

23.1*	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

23.2*	Consent of Ernst & Young.

23.3*	Consent of KPMG.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, State of Texas, on the 9th day of June, 2021.

RENT-A-CENTER, INC.

By:	/s/ Bryan Pechersky
	Name:	Bryan Pechersky
	Title:	Executive Vice President – General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Bryan Pechersky, Executive Vice President – General Counsel and Corporate Secretary, and Maureen Short, Executive Vice President – Chief Financial Officer, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on June 9, 2021.

Signature	Title

/s/ Jeffrey Brown
Jeffrey Brown	Chairman of the Board

/s/ Mitchell Fadel
Mitchell Fadel	Director & Chief Executive Officer

/s/ Christopher Hetrick
Christopher Hetrick	Director

/s/ Harold Lewis
Harold Lewis	Director

/s/ Glenn Marino
Glenn Marino	Director

/s/ Carol McFate
Carol McFate	Director

/s/ B.C. Silver
B.C. Silver	Director